Exhibit 99.1

For More Information Contact:

Media:	Investors:
Ingram Micro Inc.	Ingram Micro Inc.
Jennifer Baier (714) 382-2692	Ria Marie Carlson (714) 382-4400
jennifer.baier@ingrammicro.com	ria.carlson@ingrammicro.com
Marie Meoli (714) 382-2190
marie.meoli@ingrammicro.com

Note: Presentation slides, found at www.ingrammicro.com, will accompany the company’s conference call today at 5 p.m. EDT (2 p.m. PDT).

INGRAM MICRO REPORTS SECOND QUARTER 2004 RESULTS

European sales and operating income hit second-quarter records

     SANTA ANA, Calif., July 29, 2004 - Ingram Micro Inc. (NYSE: IM), the world's largest technology distributor, today announced financial results for the second quarter of 2004 (ended July 3, 2004).

     Second-quarter net income was $25.9 million or $0.16 per diluted share versus $11.5 million or $0.08 per diluted share in the year-ago quarter. For comparison purposes, year-ago net income excluding the major-program costs associated with the company’s profit-enhancement program was $19.6 million or $0.13 per diluted share.

     Worldwide sales for the second quarter were $5.72 billion, an 11 percent increase over the prior-year period, to which the translation impact of the strengthening European currencies contributed approximately three percentage points. Sequentially, worldwide sales declined 9 percent.

     “We’re pleased to deliver another quarter of double-digit year-over-year growth, along with further improvements to our best-in-class balance sheet,” said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. “Worldwide operating and net income reached the highest second-quarter levels in four years, while sales were higher than any second quarter since 2001. European sales and operating income hit second-quarter highs, despite the stabilizing demand environment that was experienced throughout Europe’s IT industry and the expenses incurred to improve our German-based networking operation. This was Europe’s third consecutive quarter of record-setting performance. And, although sales increased, our debt ratios are the lowest in our public-company history. We continue to build on our current strength by pursuing profitable growth opportunities in every region, with an ongoing focus on working capital management.”

Additional Second-Quarter Highlights

For more detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

  Regional Sales:

    North American sales were $2.80 billion (49 percent of total revenues), an increase of 9 percent versus a year ago and 1 percent sequentially.

    European sales were $2.11 billion (37 percent of total revenues), an increase of 18 percent versus a year ago, to which the strengthening European currencies contributed approximately seven percentage points. Sequentially, sales declined 19 percent, as expected, due to seasonality and the stabilizing IT demand environment. European currencies weakened during the quarter, which contributed approximately three percentage points to the sequential decline.

    Asia-Pacific sales were $558 million (10 percent of total revenues), a decrease of 2 percent versus a year ago and 11 percent sequentially. As the region strengthened its operating model, it focused on more profitable transactions during the quarter, which had a tempering effect on sales growth but improved operating income significantly from the losses experienced late last year.

    Latin American sales were $246 million (4 percent of total revenues), flat with the prior-year period and a decrease of 4 percent sequentially. As in Asia-Pacific, sales were tempered by a focus on the strengthening of the region's operating model, which significantly enhanced profitability from the operating losses experienced late last year.

  Gross margin was 5.45 percent, a one-basis-point improvement sequentially and versus the prior year.

  Operating expenses were $263.6 million or 4.61 percent of revenues versus $254.1 million or 4.91 percent of revenues in the year-ago quarter. For comparison purposes, last year's operating expenses excluding $12.5 million in major-program costs were $241.6 million or 4.67 percent of revenues. The translation impact of the strengthening European currencies added approximately $6 million to the quarter's operating expenses versus the prior year.

  Operating income was $47.9 million or 0.84 percent of revenues versus $27.3 million or 0.53 percent of revenues in the year-ago quarter. For comparison purposes, last year's operating income excluding major- program costs was $39.8 million or 0.77 percent of revenues.

    North American operating income was $28.1 million or 1.00 percent of revenues versus $19.9 million or 0.77 percent of revenues in the year-ago quarter. For comparison purposes, last year's North American operating income excluding major-program costs was $27.5 million or 1.07 percent of revenues. An intensely competitive environment and targeted market share gains exerted pressure on the region's margins, adversely affecting operating income compared to the prior year.

    European operating income was $16.3 million or 0.77 percent of revenues versus $7.0 million or 0.39 percent of revenues in the year-ago quarter. For comparison purposes, last year's European operating income excluding major-program costs was $11.8 million or 0.66 percent of revenues. As announced last quarter, operating income includes approximately $5 million (8 basis points of consolidated sales) in realignment costs, primarily associated with downsizing and relocation activities, in the company’s under-performing German-based networking unit.

    Asia-Pacific operating income was $1.3 million or 0.23 percent of revenues, an improvement of $1.1 million or 20 basis points versus a year ago.

    Latin American operating income was $2.2 million or 0.91 percent of revenues versus $305,000 or 0.12 percent of revenues in the year-ago quarter. For comparison purposes, last year's Latin American operating income excluding major-program costs was $366,000 or 0.15 percent of earnings.

  Other expenses for the quarter were $9.8 million, approximately flat versus last year despite an increase in sales, primarily due to lower interest rates and continued strong working capital management.

  Total depreciation was $14.1 million.

  Capital expenditures were approximately $7.9 million.

Balance Sheet

  The cash balance at the end of the quarter hit a historical high of $695.4 million, an increase of $415.8million over the end of 2003 and $324.1 million over the year-ago quarter.

  Working capital days were at near-record lows – 19 on a GAAP basis and 20 on a non-GAAP basis (whichincludes $70 million associated with the company’s off-balance sheet accounts receivable financing programs).

  Inventory was $1.51 billion or 26 days on hand; inventory turns were 14.

  Total debt was at the lowest level since the company’s initial public offering – $327.9 million on a GAAPbasis or $397.9 million on a non-GAAP basis (which includes $70 million associated with the company’s off-balance sheet accounts receivable financing programs). Total debt declined 26 percent or $115 million versus the end of the year-ago quarter despite the increase in revenues. On a non-GAAP basis, total debt declined 23 percent or $117 million (the prior-year period included $72 million associated with the company’s off-balance sheet accounts receivable financing programs at June 28, 2003).

  The debt-to-capitalization ratios were at record lows of 14 percent on a GAAP basis and 17 percent on anon-GAAP basis (which includes the $70 million associated with the company’s off-balance sheet accountsreceivable financing programs).

     “Our process improvements and operational controls are generating solid results throughout the organization,” said Thomas A. Madden, executive vice president and chief financial officer, Ingram Micro Inc. “Asia-Pacific and Latin America both delivered operating profits, significantly reversing the loss positions from late last year. We’ve been methodical in our approach, with long-term success in mind – similar to the process we followed in Europe, which was barely break-even just eight quarters ago and is now a profit leader among its peers. North America is pursuing key initiatives to improve profitability and, as we announced last month, is expected to deliver 150-basis-point operating margins by next year.”

Six-Month Period

      For the six months ended July 3, 2004, worldwide sales were $11.99 billion, a 13 percent increase over the $10.64 billion reported a year ago. Regional sales were $5.58 billion for North America (a 5 percent increase versus the prior-year period); $4.72 billion for Europe (an increase of 27 percent in U.S. dollars, to which the translation impact of the strengthening European currencies contributed approximately 13 percentage points); $1.19 billion for Asia-Pacific (an increase of 6 percent); and $500 million for Latin America (an increase of 2 percent).

      Worldwide operating income for the six-month period was $114.5 million or 0.95 percent of revenues versus $54.4 million or 0.51 percent of revenues reported a year ago. For comparison purposes, prior-year operating income excluding major-program costs was $87.1 million or 0.82 percent of revenues.

      Six-month net income was $63.4 million or $0.40 per diluted share, compared to $21.6 million or $0.14 per diluted share a year ago. For comparison purposes, prior-year net income excluding major-program costs was $42.8 million or $0.28 per diluted share.

Outlook for the Third Quarter

     The following statements are based on the company’s current expectations and internal forecasts. These statements are forward-looking and actual results may differ materially, as outlined in the company’s periodic filings with the Securities and Exchange Commission.

      According to the company’s forecast for the third quarter ending Oct. 2, 2004, sales are expected to range from $5.7 billion to $5.9 billion, with net income ranging from $25 million to $30 million, or $0.16 to $0.19 per diluted share based on 159 million weighted average shares outstanding.

     “The guidance reflects solid sales growth of 9 to 13 percent over the third quarter of last year and sequential growth generally in line with the seasonal patterns we have experienced historically,” said Foster. “Demand has been generally stable in all of our regions. We expect competition in North America to remain intense in the short term, yet we’re confident that our new customer programs and growth initiatives will give us a market advantage when fully implemented. Europe is entering its softest quarter, as summer holidays affect demand throughout the continent, but we plan to continue to gain share. As we announced last quarter, we also plan to invest approximately $5 million in realignment activities to improve our German-based networking operation, which is reflected in the third-quarter income guidance. In Asia-Pacific and Latin America, we’ll continue to emphasize margin enhancement and profitability, which may result in more modest top-line growth in those regions.”

     Foster added, “Overall, our business is strong and the third quarter is tracking to our expectations. Looking ahead, our focus is to grow at least as fast as the comparable worldwide IT market as we capture promising opportunities in our core business and adjacent areas. For example, our acquisition of Nimax, Inc., an emerging player in the AIDC/POS (automatic identification and data capture/point-of-sale) market – which was announced yesterday – is a small but important step in our growth strategy.”

Conference Call and Webcast

     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT. To listen to the conference call and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (415) 228-4834 (other countries).

     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions
of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements, including but not limited to statements about future sales levels, margins, restructuring charges, major-program costs, cost savings, operating efficiencies, and profitability, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could have a material adverse effect on Ingram Micro’s business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) termination of a supply or services agreement with a major supplier or customer or a significant change in supplier terms or conditions of sale; (3) failure of information processing or data security systems could result in significant disruption of business and/or additional costs to Ingram Micro; (4) worsening economic conditions (particularly in purchases of technology products) and failure to adjust costs in a timely fashion in response to a sudden decrease in demand; (5) losses resulting from significant credit exposure to reseller customers and negative trends in their businesses; (6) delays or failure to achieve the benefits of process or organizational changes we may implement in the business; (7) disruptions in business operations due to reorganization activities; (8) rapid product improvement and technological change and resulting obsolescence risks; (9) possible disruption in commercial activities caused by terrorist activity or armed conflict, including changes in logistics and security arrangements as a result thereof, and reduced customer demand; (10) dependence on key individuals and inability to retain personnel; (11) reductions in credit ratings and/or unavailability of adequate capital; (12) interest rate and foreign currency fluctuations; (13) adverse impact of governmental controls and actions or political or economic instability which could adversely affect foreign operations; (14) failure to attract new sources of business from expansion of products or services or entry into new markets; (15) inability to manage future adverse industry trends; (16) difficulties and risks associated with integrating operations and personnel in acquisitions; (17) future periodic assessments required by current or new accounting standards which may result in additional charges; and (18) dependence on independent shipping companies.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro’s Annual Report on Form 10-K for the year ended January 3, 2004; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

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04-29

©2004 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

     Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	July 3,	January 3,
	2004	2004

ASSETS
Current Assets:
Cash	$695,406	$279,587
Accounts receivable, including retained
interest in securitized receivables, net	2,088,705	2,455,902
Inventories	1,514,573	1,915,403
Other current assets	314,811	317,201

Total current assets	4,613,495	4,968,093

Property and equipment, net	191,126	210,722
Goodwill	244,659	244,174
Other	48,229	51,173

Total assets	$5,097,509	$5,474,162

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,357,815	$2,821,518
Accrued expenses	414,810	390,244
Current maturities of long-term debt	112,486	128,346

Total current liabilities	2,885,111	3,340,108

Long-term debt, less current maturities	215,368	239,909
Deferred income taxes and other liabilities	32,582	21,196

Total liabilities	3,133,061	3,601,213

Stockholders' equity	1,964,448	1,872,949

Total liabilities and stockholders' equity	$5,097,509	$5,474,162

Ingram Micro Inc. Consolidated Statement of Income (Dollars in 000s, except per share data) (Unaudited)

	Thirteen Weeks Ended
	July 3, 2004	Thirteen Weeks Ended June 28, 2003

			Impact of	Non-GAAP
	As Reported	As Reported	Major-Program	Financial
	Under GAAP	Under GAAP	Costs (a)	Measure

Net sales	$5,716,619	$5,170,635	$-	$5,170,635
Costs of sales	5,405,145	4,889,240	-	4,889,240

Gross profit	311,474	281,395	-	281,395

Operating expenses:
Selling, general and
administrative	263,519	252,781	(11,201)	241,580
Reorganization costs	71	1,292	(1,292)	-

	263,590	254,073	(12,493)	241,580

Income from operations	47,884	27,322	12,493	39,815
Interest and other	9,842	9,621	-	9,621

Income before income taxes	38,042	17,701	12,493	30,194
Provision for income taxes	12,174	6,195	4,373	10,568

Net income	$25,868	$11,506	$8,120	$19,626

Diluted earnings per share:
Net income	$0.16	$0.08	$0.05	$0.13

Diluted weighted average
shares outstanding	$158,193,804	$151,246,278	$151,246,278	$151,246,278

(a)	Major-program costs in 2003 include reorganization costs of $1,292 primarily for workforce reductions in North America and $11,201 charged to selling, general and administrative expenses, primarily comprised of the loss on the sale of a German semiconductor equipment distribution business, accelerated depreciation of fixed assets associated with the planned exit of facilities and outsourcing of our IT infrastructure, relocation and transition costs, and other related costs.

Ingram Micro Inc. Consolidated Statement of Income (Dollars in 000s, except per share data) (Unaudited)

	Twenty-six Weeks Ended
	July 3, 2004	Twenty-six Weeks Ended June 28, 2003

			Impact of	Non-GAAP
	As Reported	As Reported	Major-Program	Financial
	Under GAAP	Under GAAP	Costs (a)	Measure

Net sales	$11,992,259	$10,644,849	$-	$10,644,849
Costs of sales	11,339,331	10,067,222	(443)	10,066,779

Gross profit	652,928	577,627	443	578,070

Operating expenses:
Selling, general and
administrative	538,278	509,983	(18,981)	491,002
Reorganization costs	196	13,231	(13,231)	-

	538,474	523,214	(32,212)	491,002

Income from operations	114,454	54,413	32,655	87,068
Interest and other	21,184	21,223	-	21,223

Income before income taxes	93,270	33,190	32,655	65,845
Provision for income taxes	29,847	11,616	11,430	23,046

Net income	$63,423	$21,574	$21,225	$42,799

Diluted earnings per share:
Net income	$0.40	$0.14	$0.14	$0.28

Diluted weighted average
shares outstanding	158,500,416	151,236,507	151,236,507	151,236,507

(a)	Major-program costs in 2003 include reorganization costs of $13,231 for workforce reductions throughout the world and facility consolidations in Europe; $18,981 charged to selling, general and administrative expenses, primarily comprised of the loss on the sale of a German semiconductor equipment distribution business, accelerated depreciation of fixed assets associated with the planned exit of facilities and outsourcing of our IT infrastructure, relocation and transition costs, and other related costs; and $443 recorded as cost of sales, comprised of incremental inventory losses caused by the exit of certain markets.

Ingram Micro Inc. Consolidated Income From Operations (Dollars in 000s) (Unaudited)

	Thirteen Weeks Ended
	July 3, 2004	Thirteen Weeks Ended July 28, 2003

			Impact of	Non-GAAP
	As Reported	As Reported	Major-Program	Financial
	Under GAAP	Under GAAP	Costs (a)	Measure

North America	$28,078	$19,888	$7,608	$27,496
Europe	16,295	6,961	4,823	11,784
Asia-Pacific	1,266	168	1	169
Latin America	2,245	305	61	366

	$47,884	$27,322	$12,493	$39,815

(a)	Major-program costs in 2003 include reorganization costs of $1,292 ($1,464 in North America, $(234) in Europe, $1 in Asia-Pacific and $61 in Latin America) primarily for workforce reductions in North America and $11,201 charged to selling, general and administrative expenses ($6,144 in North America and $5,057 in Europe) primarily comprised of the loss on the sale of a German semiconductor equipment distribution business, accelerated depreciation of fixed assets associated with the planned exit of facilities and outsourcing of our IT infrastructure, relocation and transition, and other related costs.

Ingram Micro Inc. Consolidated Income From Operations (Dollars in 000s) (Unaudited)

	Twenty-six Weeks Ended
	July 3, 2004	Twenty-six Weeks Ended June 28, 2003

			Impact of	Non-GAAP
	As Reported	As Reported	Major-Program	Financial
	Under GAAP	Under GAAP	Costs (a)	Measure

North America	$53,358	$34,739	$19,516	$54,255
Europe	55,325	18,396	12,905	31,301
Asia-Pacific	1,294	307	13	320
Latin America	4,477	971	221	1,192

	114,454	54,413	32,655	87,068

(a)	Major-program costs in 2003 include reorganization costs of $13,231 ($6,499 in North America, $6,498 in Europe, $13 in Asia-Pacific and $221 in Latin America) primarily for workforce reductions throughout the world and facility consolidations in Europe; $18,981 charged to selling, general and administrative expenses ($13,017 in North America and $5,964 in Europe) primarily comprised of the loss on the sale of a German semiconductor equipment distribution business, accelerated depreciation of fixed assets associated with the planned exit of facilities and outsourcing of our IT infrastructure, relocation and transition, and other related costs; and $443 recorded as cost of sales in Europe, comprised of incremental inventory losses caused by the exit of certain markets.